Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-25277, 333-40307, 333-32318, 333-41384, 333-53776, 333-57378, 333-73982, 333-100837, 333-109627, 333-113200, 333-119640, 333-125448, 333-128098, 333-133564, 333-138337, 333-139835, 333-147034, 333-149375, 333-154867, 333-162696, 333-167619, 333-170089, 333-172081, 333-178213, 333-184259, 333-185216, 333-186967 and 333-192564 on Form S-8 and Registration Statement No. 333-185217 on Form S-3 of our reports dated June 17, 2014, relating to the consolidated financial statements and financial statement schedule of NetApp, Inc. and subsidiaries (collectively, the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended April 25, 2014.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

June 17, 2014